Exhibit 99.1
CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET
CHICAGO BRIDGE & IRON COMPANY N.V.
2009 SECOND QUARTER EARNINGS CALL
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
5:00 p.m., Eastern Standard Time
Tuesday, July 28, 2009

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

OPERATOR:	Welcome to the CB&I Second Quarter Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press Star, then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today not based on historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements.

These statements are subject to a range of factors, uncertainties, and risks specified in the company’s press release and Forms 10Q and 10K filed with the SEC that could cause the actual outcome or results to differ materially from what is expressed or implied in any statement. The forward-looking statements are based on assumptions the company believes are reasonable and represent management’s best current judgments as to what may occur in the future.

Thank you. I would now like to turn the conference over to Mr. Philip Asherman, President and CEO of CB&I. Sir, please go ahead.

PHIL ASHERMAN:	Thank you, Paula.

Good afternoon and thank you for joining us for CB&I’s report on our second quarter results. I apologize for the delay. We are utilizing slides again this quarter, and it took us a moment to get them posted.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

With me today are Lasse Petterson, CB&I’s Chief Operating Officer, who will provide you with a summary of current operations around the world for both our CB&I Lummus and Steel Plate Structures business sectors; Dan McCarthy, President of Lummus Technology, who will update you on current activities and share some interesting perspective on energy industry trends from his unique position as a leading technology provider to owners throughout the world; and, of course, Ron Ballschmiede, CB&I’s Chief Financial Officer, who will discuss results for the quarter.

After these comments, we will open the call for your questions.

Before I introduce Lasse, I want to take a moment to update you on how this year is shaping up relative to new business and major project development. We stated at the beginning of the year that the key variable for our 2009 guidance was the predictability of the timing of new awards on major projects in various parts of the world, as well as in our ability to maintain a consistent new award run rate of smaller projects per quarter that represent projects less than $40 million.

Now, we understand that the total universe of global capital spending in energy infrastructure on a macro scale is challenging, at best, for the next few years. Our addressable markets, however, are much more encouraging in that the discrete opportunities for major projects, such as non-U.S. refining and gas processing plants, Canadian oilsands, LNG tanks and regas facilities, Steel Plate Structures and crude oil terminals, as well as technology sales and strong Chinese and Indian markets, gives us the confidence that we can truly strengthen our long term position in our industry, despite these macro supply and demand trends.

For example, we have not experienced any cancellations in our current backlog. The number of projects postponed in our opportunity list has reduced by several percentage points. The major projects anticipated in the Middle East are, in fact, being tendered and awarded, and we have been notably mentioned by owners on both the Kearl project in Canada, as well as the REFICAR refinery expansion in Colombia, as having a significant role in each of these major projects. And, of course, as Lasse will discuss, we just announced a half billion dollar project Abu Dhabi for GASCO as a major package in their multi-billion dollar expansion program.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

We are also seeing continuing development of a few discrete regasification terminals which are potentially viable for 2010, and most important is our international capability combined with the flexibility to consider fixed price, reimbursable, or some hybrid commercial approach that gives us the flexibility to respond to a broader mix of opportunities.

Now, the gaping hole, of course, is the severe reduction of capital expenditure in U.S. refineries, the lack of encouraging acceleration of the U.S. nuclear program, and the continuing resistance to new LNG regas facilities in critical regions of the country, reinforced by over supply forecasts of natural gas. Even with the cycle time required for many of these investments, there are a few encouraging signs that the U.S. market, at least for us, will rebound to something approaching normal levels, certainly not this year and we believe it will be at least a difficult market next year as well.

In terms of guidance, we are staying with the forecast we gave you at the beginning of the year for new awards, revenue, and earnings per share. We think the market is reading us pretty well, and there seems to be good consensus among investors on the remaining volatility and risk in the predictability and the timing of major projects.

There are also very good indications that the supply market is stabilizing for steel, major equipment, electrical components, and other commodities and bulk materials, and that labor cost is benefiting from better productivity in many regions, and wages are holding, at least for now. This is what we said at the beginning of the year, and we are confident in our view of current forecasts.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

Before I turn the call over to Lasse, Dan, and Ron, let me give you a brief update on the information we began sharing at the start of the year relative to developments in the market. Here at midpoint of the year, our customer base continues to be dominated by the major integrated oil companies and national oil companies in a variety of countries around the world. The importance of this is that most of the capital projects we are forecasting are balance sheet driven or, in the case of many of the national oil companies, will move forward for national strategic goals, which consider much broader economic parameters than the large public IOCs or certainly independent producers.

Examples include the billion dollar investment made in Chile for the development of the regas facility we are finishing for them this year and the impact this facility will have on reducing their dependency on imported gas from Argentina. Another example is Peru LNG where, because of our work for Hunt Oil and its partners, Peru will be able to dramatically diversify their national income from mining the mineral resources to monetizing the huge reserves in the Camisea fields, and, of course, there is China who not only continues to invest in LNG regas but also in refinery expansions and petrochemical facilities.

On the right hand graph with our historic international presence, which has been dramatically broadened by our Lummus acquisition at the end of 2007, we are well positioned to support many of these projects. The obvious shift in the project mix is due to the lack of prospective work in the USA as we continue to see the vast majority of capital investment in energy infrastructure concentrate in Asia Pacific, South America, and the Middle East.

The prospects we are tracking indicate that our confidence in projects continues to be strengthened again by reduction in the number of projects being postponed or canceled within this past quarter alone, which has reduced from 12 percent to 8 percent of the projects we are tracking. We remain encouraged by the pace of development of many of the very large projects identified in the marketplace and especially in the continuing run rate of the smaller projects awarded each quarter, which this quarter has exceeded $400 million.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

This in addition to the Quarter 3 award of the half-billion-dollar GASCO project in Abu Dhabi was significant as one of the very large tank farm packages we are tracking in the Middle East. And we are experiencing a better balance of fixed-price work versus other commercial terms, which allows us to confidently pursue both LSTK, Steel Plate Structure work, regas, or selected energy process projects, in addition to large reimbursable projects such as REFICAR or other large project development outside the U.S.

I will now turn it over to Lasse who will give you a brief look at current operations and activity in CB&I Lummus and CB&I Steel Plate Structures.

Lasse?

LASSE PETTERSON:	Thank you, Phil.

Good afternoon. The two next slides provide a sampling of the hundreds of projects CB&I currently has underway around the world. These are projects in all sizes and all stages of development across the entire energy spectrum.

I will start by highlighting just a few of the projects underway in our Steel Plate Structure sector.

On July 16th, we announced a new EPC contract in excess of 530 million U.S. dollars for GASCO’s integrated gas development projects in Abu Dhabi. CB&I’s scope of work includes engineering, procurement, and construction of 6 110,000 cubic meter full containment cryogenic storage tanks, three for propane, three for butane, and two 90,000-cubic-meter ambient Parafin Naptha tanks. In addition, we engineer and construct all of the associated piping, controls, power distribution systems, and civil works.

This project follows on the heels of CB&I’s successful project for GASCO at the same site in 2008 where we completed an EPC contract for four LPD tanks and associated systems.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

We are very pleased that GASCO has contracted with us for an encore performance, now we see this project as a positive indicated that our Middle East markets remain strong.

Elsewhere in the Middle East, Shell’s Pearl GTL project in Qatar is on schedule for completion in the second quarter of 2010. CB&I’s scope of work includes engineering and construction of 38 tanks on two locations.

In Western Australia, we recently completed the concrete work on the second 120,000 cubic meter LNG tank for the Pluto LNG project. That project is progressing well and is on schedule for completion by the second quarter of 2010.

In China, CB&I is building two additional 160,000 cubic meter full containment LNG tanks as part of the Fujian LNG terminal expansion aimed at meeting future local demand. This project follows our successful completion in April 2008 of the first phase of the 2.6 million ton per year Fujian terminal.

CB&I’s work on the Terasen Gas LNG peak shaving storage project on Vancouver Island in Canada is on target for completion in June 2011. CB&I is delivering the liquefaction facility, a 70,000 cubic meter storage tank, and a pre-treatment vaporization and other associated systems under a lump sum contract.

Moving to the next slide, I will now highlight a few of the projects in our CB&I Lummus business sector. This sector performed our global EPC work for upstream and downstream oil and gas projects, including complete LNG liquefaction trains and regasification terminals.

In Chile, as mentioned by Phil, the Quintero LNG project received its initial LNG shipment on July 13th. We are in the process of commissioning the vaporization system and are awaiting direction from the client to send natural gas into the grid. Securing an independent supply of natural gas has been, and is, a national priority for the Chilean government, and CB&I was able to deliver the project in just 25 months, from contract signing to the arrival of the first LNG shipment. The design utilizes a small intermediate LNG tank which allows the project to be operational a year early. The two main 160,000-cubic-meter storage tanks are on schedule for completion in the second half of next year.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

In Peru, the LNG liquefaction project is progressing well. It is about 80-percent complete, and we have more than 5,000 employees at the site. We are completing the electrical instrumentation phase of the project and are now powering up the various units as part of commissioning. In addition, the hydro test has been completed on the first of the two LNG storage tanks.

At the Golden Pass LNG project in the U.S., we are continuing the rectification work after Hurricane Ike on a reimbursable basis, while procuring new materials and receiving refurbished equipment for the project.

In the U.K., Phase I of the South Hook project is operating successfully. In fact, on July 15th, the largest cargo of LNG ever delivered by a single tanker, a shipment of 263,000 cubic meters, was unloaded at South Hook in just 24 hours.

The third LNG tank was recently completed, and the two remaining tanks are nearing completion as part of Phase II. We anticipate the project completion by year end. We have taken additional reserves against this quarter, after the well publicized national labor strikes extended our plan to further reduce manpower and field staff.

The Isle of Grain LNG Phase III project is about 70 percent complete, with mechanical completion scheduled on time in the fourth quarter of 2010. Forty eight of a total of 49 modules from the U.K. fabrication yard has been delivered to site. The last module is at the port and is scheduled for delivery tomorrow, and hook-up work is proceeding as planned.

In Canada, CB&I has, since early 2008, executed the front engineering and construction planning for the Kearl oilsands project in Alberta. We were recently released to source steel plates for the extraction units and associated vessels. In Singapore, CB&I’s work on the Shell ethylene cracker complex is 90 percent complete. The project is a significant logistical feat. There are currently 12,000 employees working on the project, 6,000 of which are housed on site and another 6,000 of who we ferry back and forth to Pulau Bukom Island each day.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

Despite the complexity of the project and the busy work site, the safety performance is exceptionally good. We have worked more than 30 million hours continuously on this project without a lost time incident. The project is on track to be ready to start up in early 2010.

In the U.S., work continues on various refinery expansion projects. At the Wood River refinery in Illinois, 30 of the 34 modules have been shipped for the hydrogen plant. The two sulfur recovery units, the two tail gas treating units, and the metals unit are progressing well, and we are fabricating 84 modules for this portion of the project at our Island Park facility in Beaumont.

In Alabama, work on the Hunt Oil refinery expansion and clean fuels upgrade continues with good performance. The hydrogen plant and CCR platforming units are nearing completion. On the hydrocracker unit, CB&I’s engineering and procurement work is about 80-percent complete.

And finally, in Colombia, we are working to complete the FEED phase of the REFICAR refinery project in Cartegena, and we are currently doing civil works at the site in preparation for the EPC phase of the project.

In closing, I would just like to emphasize the fact that CB&I has an extensive history and a strong brand in our global markets. We continue to be encouraged by signs of strength in the markets as evidenced by the GASCO contract.

As Phil indicated earlier, we are pursuing major opportunities in Canada, South America, Eastern Europe, Asia, and the Middle East. On several of these projects, we are currently conducting the FEED studies and hope to expand the scope to include the EPC work. We believe we are well positioned based upon our competitive advantages, our technical expertise, and our safety record to continue to win contracts and achieve our goals.

I will now turn the call over to Dan McCarthy, president of Lummus Technology, to discuss that business sector.

DAN MCCARTHY:	Thanks, Lasse, and good afternoon to everyone.

Today, I would like to take a few minutes to discuss current market conditions in the oil and gas and petrochemical industries, the trends we believe are beginning to affect those markets, and how Lummus Technology is positioned to address current and future market opportunities.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

As a result of the global economic turmoil that began in mid to late 2008 and a number of other influencing factors, demand for energy dropped, which led to crude oil prices falling from a high of approximately $145 a year ago to less than $35 earlier this year. Similarly, over the past year, natural gas prices fell from approximately $14 per million BTUs to less than $4.

Although the majority of our clients take a long term view when evaluating potential investments, falling commodity prices combined with a lack of available credit and market uncertainty caused many clients to delay or cancel projects that were under consideration in late 2008 and early 2009. While Lummus Technology’s Catalyst was generally unaffected, this adversely impacted our new license awards during the fourth quarter last year and the first quarter of this year.

During the second quarter, we began to see petrochemical plant operating rates rise, and crude oil prices appeared to stabilize at levels that are likely sufficient to justify refinery and petrochemical projects throughout many regions of the world. While we don’t expect significant capacity expansions in the United States and Western European markets for sometime, we do believe regions with inexpensive feedstock or strong intermediate product demand will remain active.

In addition, we believe underperforming plants in cost disadvantaged geographies will likely close, only to be replaced by new larger facilities in other areas. The outcome of this will be continuing demand for petrochemical oil and gas projects in geographies such as China, India, and the Middle East.

The graph on this slide, which was sourced from IEA a few months ago, further highlights this trend. The bars represent crude oil pricing, and the lines represent GDP growth. For non-OECD countries, GDP growth is expected to rise to greater than 6 percent over the next couple of years. In fact, China and India are already exceeding their 2009 GDP estimates.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

At the same time, crude oil pricing is projected to stabilize around $60 per barrel. Today, it is closer to $70. The improvements in operating rates and the stability of FEED and product pricing are providing our customers with market clarity, which is encouraging them to proceed with planned projects, particularly in the countries I have mentioned. During the second quarter, Lummus Technology had a 10 percent increase in new awards when compared with Q1.

In summary, we expect to see continued improvement in the rate of new awards in the second half of this year. This will be led by three regions: China, India, and the Middle East.

While we are confident that these projects will proceed, local dynamics sometimes make it difficult to pinpoint the exact award dates.

On the refining side, we believe the majority of our opportunities will be in hydroprocessing of fuel oils or resid upgrading. In petrochemicals, we anticipate that propylene and its derivatives, plus butadiene, will be the main drivers.

Based on history, we are well positioned to address these opportunities for the following reasons. We have proven competitive technologies, solid relationships with clients in each of these regions, and local offices to facilitate our participation in these projects.

PHIL ASHERMAN:	Thank you, Dan. I will now turn it over to Ron Ballschmiede who will discuss our financial results. Ron?

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone.

With that overview of our major markets and project activity, let me take you through our financial performance for another strong quarter. Revenues for the quarter are $1.2 billion. We are down $260 million over the second quarter of 2008. The decline in the second quarter revenue was consistent with our expectations and are consistent with our previously discussed 2009 revenue guidance range of 4.4-to $4.8 billion.

I will come back and discuss changes in our revenue by business sector in a moment.

Income from operations was $82 million or 6.8 percent of revenues for the quarter, compared to an operating loss of $200 million in the second quarter of 2008. The second quarter of 2008 included a charge of $317 million on the two LNG import terminals in the U.K.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

Perhaps our more relevant comparison is to our 2009 first quarter income from operations, $80 million or 6.2 percent of revenues, both strong quarters.

Selling and administrative expenses remain well controlled, down a million dollars from a comparable quarter of 2008.

Finally, income from operation was negatively impacted by approximately $5 million from our cost reduction activities, primarily severance and facility closure costs which are included in other operating expense. These actions occurred in each of our segments, with a second-quarter cost of $2 million in each of Steel Plate Structure and CB&I Lummus and $1 million in Lummus Technology. On a year-to-date basis, these costs total $11 million — 5, 4 and 2 — for Steel Plate Structures, CB&I Lummus, and Lummus Technology respectively.

Our income tax rate for the quarter for 41.6 percent compared to 33.5 in the first quarter of 2009 and an anticipated full year 2009 range of 37 to 38 percent. The higher rate reflects the impact of nondeductible losses in the U.K. offset by other changes in our expected geographic mix of income in 2009.

The summation of all that results in a second quarter 2009 net income of $43 million or 45 cents a share, compared to a net loss of $140 million or $1.47 a share in 2008.

As described earlier, our new awards for the quarter totaled $429 million, spread nicely across our business sectors and geographies. Our recently announced $530 million GASCO new award was signed in July and will be reported as a component of our third quarter award numbers.

As mentioned earlier, we continue to work on a variety of large new award opportunities. All remain viable and as anticipated are scheduled in the back half of the year.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

In addition and as important, we continue to see a good level of inquiries and new award opportunities for our smaller projects all around the world.

Our backlog totaled $4.2 billion at the end of the second quarter, compared to $5.7billion, at the end of the year. With several of our large award opportunities in the back half of 2009, the first half decline of our backlog was consistent with our expectations for the year. Based on our previous 2009 revenue and new award guidance, we continue to expect our year-end backlog to be in the range of $4.4 to $6.8 billion. We have had no significant project cancellations out of our backlog. None are expected.

This quarter’s weakening of the U.S. dollar against other currencies, such as the Euro, the Pound, the Canadian and the Australian dollars actually increased our backlog by almost $100 million which, when you combine that with the first quarter, it makes our year to date number minimal. We had the opposite effect in the first quarter.

While the income effect of this currency movement is minimal going forward, the currency impact is an important metric to understand our backlog movement period to period.

Now let me take you through the business sector second quarter results. Steel Plate Structures reported revenue of $457 million, reflecting solid backlog in performance, discussed earlier. The major change in revenue between periods reflects approximately $50 million less work in North America, reflecting the slowdown of work in the Canadian oilsands.

As Lasse mentioned earlier, we are seeing new award opportunities in this area, which are expected to reverse this trend.

Steel Plate Structure secondquarter operating income totaled $42.9 million or 9.2 percent of revenues, compared to $53.8 million or 10.6 percent of revenues in 2008. The lower 2009 results reflect the lower volume, a bit over $2 million of restructuring cost, which I mentioned earlier and higher pre-contract costs driven by continued strong bid award activity around the world, and finally, the normal variations in the mix of our projects.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

CB&I Lummus revenues totaled $671 million, 2009, down $120 million from $791 million in 2008. There are a couple of items driving this change.

Consistent with our expectations again, revenue from our large LNG terminal project in the Americas declined by approximately $200 million between periods, and if you will recall, we expect that decline to be about a billion dollars for the full year.

Offsetting a portion of this decline was stronger global refinery related engineering services revenue over the 2008 levels. Income from operations totaled $22.1 million or 3.3 percent of revenues in the first quarter of 2009, compared to a loss of $287 million in ‘08, reflecting the U.K. project charge of $317 million.

The sector’s 2009 second quarter operating income included a charge of $17 million, reflecting additional charges for the U.K. projects, primarily South Hook, partially offset by a favorable project claim resolution for a refinery project in that hemisphere.

Second quarter 2009 and 2008 income from operations before these net charges were $39 million and $31 million respectively, reflecting the good backlog performance around the world.

Finally, our Lummus Technology business had a solid second quarter and continues to enjoy solid backlog, a solid backlog of work to meet our expectations for the full year.

Comparisons to the comparable quarter of 2008 is challenging, as that quarter represented record revenue and operating income driven by strong demands at each of its end markets.

Lower licensing volumes also reduced Lummus Technology’s equity earnings compared to the record equity earnings in the second quarter of 2008.

PHIL ASHERMAN:	Thank you, Ron.

RON BALLSCHMIEDE:	I got a few more slides. Sorry.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

PHIL ASHERMAN:	All right.

RON BALLSCHMIEDE:	This slide represents our business sector performance over the last several quarters. Importantly, our last three quarters reflect our best three operating income quarters in the company’s history, with cumulative operating income of over $283 million or 7.1 percent of revenues, a statistic which speaks to the overall strength of our backlog. During the same period, our EBITDA totaled in excess of $340 million or 8.5 percent of revenues.

Now a few comments on our financial strength. We ended the quarter with a cash balance of $116 million, compared to cash net of our revolver borrowings at the end of the first quarter of $30 million. We had no revolver borrowings at the end of the second quarter.

Our contract capital was essentially flat in the second quarter, and we expect, as we said and as discussed in the last call, our negative capital unwound $120 million in the first quarter. Our strong EBITDA of over $100 million in the quarter and over $200 million in the first half of 2009 more than funded this cash outflow together with that $31 million of capital expenditures.

In light of a global financial and economic market turmoil, we wanted to confirm that there has been no changes in our borrowing arrangements, and our bank lines remain in place, serving our long term liquidity needs.

Finally, to add to our financial flexibility and provide us with additional options to take advantage of opportunities in the marketplace and grow our business, we will be filing an automatic shelf registration statement later today. The filing provides us with additional flexibility to efficiently raise capital from the sale of security for general corporate purposes.

With that, I will turn it back to Phil.

PHIL ASHERMAN:	Thank you, Ron.

Now we will open the call for your questions.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

OPERATOR:	At this time, I would like to remind everyone in order to ask a question, please press Star/1 on your telephone keypad.

Your first question comes from the line of Graham Mattison of Lazard Capital Markets.

PHIL ASHERMAN:	Good afternoon, Graham.

GRAHAM MATTISON:	Thank you, guys.

PHIL ASHERMAN:	I’m sorry, Graham. You’re not connecting.

GRAHAM MATTISON:	Hi. Can you hear me now?

PHIL ASHERMAN:	We can hear you now.

GRAHAM MATTISON:	All right, great.

Just a question. I am looking at your margin outlook going forward. In the past, you had sort of given a range of that 10.5 to 12.5 percent. Given the changes in the overall economic operating environment, do you still see that as an appropriate range going forward?

PHIL ASHERMAN:	We do. We think that is a good range for you to anticipate what we see ahead of us. Clearly, we are watching that very carefully for any changes in the marketplace, competitive pressures or otherwise, but for the work that we are forecasting, we still think that is a pretty good range that we can anticipate.

GRAHAM MATTISON:	Okay. And then just following up on the project in Peru, did you say how much of the project is completed at this point?

PHIL ASHERMAN:	We — I’m sorry? Yeah. I think the percentage we used was 80 percent. The important thing is we are beginning already to get into major start-up and commission activities. We are on track with the project and anticipate that next year will be — most of the start-up activities will be ready to accept gas from the pipeline.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

GRAHAM MATTISON:	And then lastly, on the charges in the U.K., how much — could you breakout the split between charges towards South Hook and Isle of Grain in that 17 million?

RON BALLSCHMIEDE:	Sure. The largest component was for Hook of $28 million.

PHIL ASHERMAN:	Yeah. I think, Graham, going forward, the way we are looking at that thing, the amount of spend that we see in that job, even if there are other anticipated costs in getting that job closed up, it is not going to be enough to move the needle. So we continue to reduce that manpower and get that part of the job behind us, but, as Lasse pointed out, the performance of the job technically has been outstanding, and we have had several very large cargos come and go. So, again, we look forward to incrementally reducing the exposure we have on that and driving good earnings in the rest of our company, which shouldn’t have any significant impact on our earnings for the year.

GRAHAM MATTISON:	Okay, great. I will jump back in queue. Thank you.

PHIL ASHERMAN:	Okay.

OPERATOR:	Your next question comes from the line of Michael Dudas of Jefferies.

PHIL ASHERMAN:	Hello, Michael.

MICHAEL DUDAS:	Hey, good afternoon, gentlemen.

First question is could you maybe characterize relative to the marketplace on contracting and lump sum involvement. Now that the market, given supply and demand dynamics. is moving that way a bit, how much does this help your competitive nature, given your expertise in that arena of project delivery?

PHIL ASHERMAN:	Well, I think it helps us quite a bit. As I pointed out, the importance of that has really given us the flexibility in the marketplace to approach a broader mix of capital opportunities.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

You know, a couple of years ago, we talked about that pendulum shifting from lump sum turnkey towards more of a reimbursable and hybrid commercial approach simply because the overheated demand was creating premiums, risk premiums from contractors, and, of course, the supply market was threatening capital projects.

We have, of course, since last when everything changed — that client preference of cost certainty and schedule certainty and lump sum turn contract is certainly a major component in the Middle East, as it traditionally has been, and I think on larger projects around the world where it makes sense, we will see it continuing to have more of the hybrid type contracts, but, again, I think because we can work effectively and efficiently certainly in a lump sum environment, that will prove to be a real competitive advantage for us in the global market as we go forward.

MICHAEL DUDAS:	Phil, relative to your opportunities at Lummus Technology, how much ability can that positioning help provide EPC work to CB&I Lummus, and maybe are there any projects you have now or on the board that can kind of leverage both sides of that equation?

PHIL ASHERMAN:	Well, we have seen leverage on both sides of that equation. I will let Dan respond to that, but I do want to make sure that we remember that when we bought Lummus Technology on the merits of its own position in the marketplace, not predicated necessarily on just the pull factor for EPC projects, but, clearly, we have seen that advantage become more apparent to us as we develop these projects.

But, Dan, why don’t you comment on that?

DAN MCCARTHY:	I think an excellent example of how that has worked in the past and can continue to work is this project that Lasse talked about in Singapore, the Shell ECC project. That was a project that we in technology identified very early, and the company worked to put together a FEED package as a unit, combination of the EPC side and the technology side, and then, ultimately, it rolled over into an EPC project.

Some of our current prospects both in the Middle East and Canada that I can think of are definitely working on that same principle.

The flip side actually is true as well because CB&I’s role in REFICAR, for instance, has opened up opportunities for us to supply technology. So it could be a very beneficial relationship both ways.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

MICHAEL DUDAS:	Thank you, Dan.

My final question, Phil, is that, given your announcement of the shelf filing here, maybe you can share some market intelligence about opportunities relative to potential acquisitions. You know, I’m assuming your company, given where you are in 2009, was for the year of transitioning, kind of getting yourselves back on your feet. Is this an inclination that could be some interesting opportunities going forward, given the dislocation in the marketplace?

PHIL ASHERMAN:	Well, clearly, we don’t want to exclude ourselves from the opportunity to address acquisition as a growth vehicle for us.

I think certainly, organically, we have a lot of expansion available to us in our organization, but we see some interesting things developing around the world. Certainly, on the technology side, the way to certainly extend those returns, the good returns we get on technology, is to expand, for example, that portfolio of technologies. So that may be an area that we look at.

As far as opportunities to take advantage of growing our backlog, certainly around the world, some of the EPC opportunities may be in some of the companies that we work with and collaborate with. So we just want to give ourselves the flexibility of addressing those opportunities when they present themselves. So we think this is a good vehicle to do that.

MICHAEL DUDAS:	Thank you, Phil. Appreciate it.

PHIL ASHERMAN:	All right. Thank you, Michael.

OPERATOR:	Your next question comes from Andrew Kaplowitz of Barclays Capital.

PHIL ASHERMAN:	Good afternoon.

ANDY KAPLOWITZ:	Good evening, guys. Can you hear me okay?

PHIL ASHERMAN:	Yes, we can. Thank you.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

ANDY KAPLOWITZ:	Phil, can you comment on the competition that we see in the Middle East? Obviously, it was a big one for you with GASCO, but, you know, it seems like these, you know, lump sum, fixed price contracts are pretty competitive. So what I am wondering is — you know, I know your history in the Middle East is a long history. What do you do to sort of mitigate risk versus these other low cost contractors, and can you earn the type of margins that we see in the steel structures business going forward on these types of big contracts?

PHIL ASHERMAN:	Yeah, that’s a great question, Andy.

I think there’s been a lot of — well, several write ups on the influence of the Korean bidders, for example, in Saudi and some of the major projects, and, certainly, the Koreans are a competitive force, I think, that we see on many projects around the world.

So, when we look at Jubail or the projects in Saudi Arabia, we have pretty good visibility into the cost of those projects. Most of the time, the spreads on these major projects aren’t tremendous.

So the Korean contractors, there are many of them, and they are very active in the Middle East, and we think that is certainly a competitive situation to deal with. Now, then you go to GASCO where you have had a long history and relationship with the Middle East. So we were able to maintain and leverage our relationship and maintain good margins on a job that we should be able to execute extremely well, relative to our experience. So it is a mix, but we have seen, certainly, the — it is not a new component. I think probably for the 30 years I have been in this business, every time you talk about the Middle East, you would need to talk about the competition from Korea and elsewhere, but it is a force, and it will have pressure on pricing.

Certainly, we are not going to go below certain levels where the risk of these jobs is beyond our ability to price that or mitigate that. So we are going to be very selective, and we are going to continue to see the influence on the pricing from Koreans and contractors, I think, on major projects throughout the world.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

ANDY KAPLOWITZ:	Great.

And, Ron, you know, in the quarter and actually for the first half of the year, you actually have generated, you know, free cash now of $20 million, it looks like. You have given guidance in the past of, you know, a use of cash of a hundred million, and I assume that 2Q was without any sort of advances from the GASCO award. So I am wondering if you can update us on sort of the free cash-flow perspective for the rest of the year.

RON BALLSCHMIEDE:	You’re absolutely right there is no significant awards in second quarter and, therefore, no significant down payments that cash was generated through our EBITDA and through our normal way we do contracting.

I think as I point out on past calls, I wouldn’t call it guidance. I think as we looked at wrapping up our work in the U.K., which is obviously a cost, our money, you saw that $100 million go out in the first quarter, and it all came back in the second.

As we look forward to the back half, the uncertainty is what Phil was talking about, the timing of awards. Those new awards come with down payments in many cases, the mix of the work, and, certainly, as wide as we have left that guidance, we have left our cash flow that wide also. With the awards we expect, we would expect to continue on, you know, plus or minus the numbers that we have been doing.

PHIL ASHERMAN:	Let me just add, Andy. The previous forecast is something we continue to place major emphasis on in certainly all the bidding of our work and the selectivity of our projects and the cash flow of the projects that we bid, and we are going to continue that position.

So, you know, it is our intent to keep driving our cash position and our overall cash management as priority. So we are hoping to see that continue to improve.

ANDY KAPLOWITZ:	Great.

And just a quick clarification. Did I hear that you got a release on Kearl very recently, so meaning this third quarter?

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Well, I think what you heard is there was an announcement made by — a statement made by the owner that talked about the contractors with major scope responsibility at Kearl, one of which was Horton CB&I, and we certainly have acknowledged that we have been working on preliminary engineering and planning and scoping and pricing and ordering actually some plate material.

We anticipate that when we get the final order — and, hopefully, that is the one that will proceed this year — we can put the remainder of that backlog, which is a fairly substantial amount, but that is a multi billion dollar program for Imperial Oil and Exxon. So we are finishing that work and working with the owner, and, hopefully, before the end of the year, we will be able to report that as backlog.

ANDY KAPLOWITZ:	Thank you.

PHIL ASHERMAN:	All right.

OPERATOR:	Your next question comes from the line of Scott Levine of JPMorgan.

PHIL ASHERMAN:	Good afternoon.

RODNEY CLAYTON:	Hi. It’s actually Rodney Clayton. How are you?

PHIL ASHERMAN:	Good.

RODNEY CLAYTON:	A couple questions for you. First, outside of Pluto, do you see any other opportunities in Australia in LNG, I guess particularly on the Steel Plate Structure side?

PHIL ASHERMAN:	Well, if there are opportunities in Australia for LNG specifically, it will be primarily on Steel Plate Structures, I believe, but it is a good opportunity, and that really is one of, I think, the advantages we have in our business model in that we can approach these jobs in the Steel Plate Structures, whether it be tank farms or whether it be the LNG or low temp, which, in many cases, even precede even the award of the EPC portion of the work.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

I am not saying that is necessarily the case here, but, certainly, there is a position for us for Steel Plate Structures, and then we see other opportunities throughout Asia Pacific which look very interesting as far as new developments in LNG, regas, and gas processing, the remainder of this year and going into next.

RODNEY CLAYTON:	Okay. Back to the cash flow, really quickly, I think on past calls, you have said for free cash flow, you are looking at something between zero and negative $100 million, and it looks like you had a pretty good quarter in the second quarter for free cash flow. So is that still your outlook there?

PHIL ASHERMAN:	Well, we don’t guide cash flow, you know, and we have talked a lot about it. You know all the components and the contract capital. Again, we are going to continue our priorities of managing our new projects on a positive cash flow basis, and we would hope, as we continue that, that our cash flow position is going to continue to improve.

RODNEY CLAYTON:	Okay, fair enough.

And one more, if I may. Anything coming out of Washington, I guess, on the energy bills that might create an opportunity for you or anything, I guess, on the flip side, that you are disappointed with?

PHIL ASHERMAN:	Well, I try to stay away from any editorial remarks on these calls, but, as far as direct benefit, for example, from the stimulus packages, certainly one area of our work that we don’t give a lot of visibility, simply because it is not as prominent a part of our business as Steel Plate Structure, is the water tower business. And for us, again, it is probably $120 million average per year, but it truly is one of the economic indicators in our business, which is directly tied to municipalities and their spend.

We have seen quite a positive uptick, if you will, in opportunities in that particular segment, and that really represents most of what we see out of the stimulus package.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

The other side of that, I think, is certainly our encouragement for more discussion, accelerated discussion on the nuclear development of projects permitting certainly as far as more exploration. We are certainly in support of all those proposals. So we are watching that with a lot of interest, but we do not have any real rebound in the U.S. market in our forecast for this year and probably not for 2010.

RODNEY CLAYTON:	Okay. Thanks a lot. Nice quarter.

PHIL ASHERMAN:	All right. Thank you.

OPERATOR:	Your next question comes from Barry Bannister with Stifel Nicolaus.

PHIL ASHERMAN:	Hello, Barry. Excuse me. Hello, Barry.

BARRY BANNISTER:	Hi. The charges numbers that came through were a little confusing. The $17 million U.K. charge mentioned for the second quarter, but then you said $28 million was the number attributable to South Hook. What are you referencing there?

RON BALLSCHMIEDE:	Yeah. In my comments, the net is $17 million. We did resolve a claim on refinery project in that hemisphere. So I was trying to get the unusual things in the quarter. The unusual things flipped it to $17 million in total. The component for South Hook in that number is 28. So the claim reduced that charge to $17 million.

BARRY BANNISTE:	Did that flow through segment profit?

RON BALLSCHMIEDE:	That’s correct. All that $17 million is in CB&I Lummus.

BARRY BANNISTER:	And none of that was related to Isle of Grain?

PHIL ASHERMAN:	That was $28 million that was South Hook.

RON BALLSCHMIEDE:	Yeah.

There is some in Isle of Grain, not big enough for us to talk about.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

BARRY BANNISTER:	Okay. And then you gave the 11 breakdown as 5, 4, and 2, but of the $5.43 million of other income and expense in the quarter, what was the breakdown between the three segments?

RON BALLSCHMIEDE:	2, 2, 1 — $2 million in Steel Plate Structure, $2 million in CB&I Lummus, a million in Lummus Technology.

BARRY BANNISTER:	Got it.

Okay. And then, last I checked, Phase III of Isle of Grain, the status there, is it renegotiable on a cost basis whereby charges would be less likely to occur on that project?

PHIL ASHERMAN:	The Phase III on Isle of Grain is a different method of construction, Barry, where we have modulized the majority of that phase. All those modules are at site, as I understand, Lasse, one coming up, and Lasse is heading over there. So that job is going much better.

We have mitigated what we had seen in Phase II for the most part for the labor issue. So that seems to be working.

BARRY BANNISTER:	And then Golden Pass, I believe it was negotiated to a cost-plus. It would presumably be zero margin. What would be the revenue timing for the next year for that project?

PHIL ASHERMAN:	Yeah. We have really — and we have talked about that. We are working, of course, with the owners to reorder equipment, refurbished equipment, identify where we can accelerate the schedule, work all those issues with the owner.

We have not really baked anything to our forecast up or down. We see it as, pretty much, a push. We are hopeful that once there is significant quantities of materials on site, that we can get some momentum in the job. So we are hoping early this fall, early this quarter, we will be able to start accelerating that as far as getting the job by sometime next year.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

RON BALLSCHMIEDE:	Barry, the cost reimbursable work is for the cleaning and restoration work that we are doing, outside our base contract. Our base contract is essentially on hold until and still as Phil described.

PHIL ASHERMAN:	Yeah.

BARRY BANNISTER:	So, when you say a project on hold, a project that was damaged severely by salt water, are we looking at larger potential losses because of cost changes since this project?

PHIL ASHERMAN:	It is not losses from a CB&I standpoint. It certainly represents cost from an owner’s standpoint because the owner is taking the responsibility for ordering refurbishment of equipment and hurricane damaged items.

So it is fairly unprecedented, but we are working through all those issues with the owner, and we anticipate that, again, once we get enough of this, significant quantities, that we can start accelerating the schedule of that and generate enough work fronts where we can see some meaningful progress there going into next year.

BARRY BANNISTER:	Okay, thanks.

PHIL ASHERMAN:	All right. Thank you.

OPERATOR:	Your next question comes from John Rogers of D.A. Davidson.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon.

I wondered just in terms of your guidance for the full year, you reiterated what was $1.30 to $2, and you’re halfway through the year, and it is still a big range.

PHIL ASHERMAN:	Yeah.

JOHN ROGERS:	I’m just trying to understand the book ends or the risks.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Well, we have talked about that, John, and, you know, the book ends we see is the consensus from the analyst and investors are pretty much the book ends we have seen.

And I think certainly the reports that we have read identify what I had mentioned was some of the volatility and certainly lack of predictability in the timing of new awards, and we agree with that, and we understand that it is a fairly wide guidance, but we didn’t see anything in the consensus from our investors that would require us to reguide those targets because all the things that we predicted at the beginning of the year in terms of the lack of predictability and the new awards and the effect on our plan for 2009 specifically, they’re still out there.

Again, we used the word “encouraged.” That’s about as strong as we’re going to probably use right now, and we are encouraged especially for 2010, but we’ve got to get a couple of these big projects to land and a continuing of our run rate on the smaller projects before we can do that.

But we will keep you posted. I mean, as you watch the new award releases, as they occur, that will give us more confidence, and at the point we have that level of confidence that we can talk to you about the guidances out there, we will certainly do that.

JOHN ROGERS:	Okay. I mean, it just seemed especially, Phil, based on your comments about resurgence and activities —

PHIL ASHERMAN:	Yeah.

JOHN ROGERS:	— and some of the projects coming.

PHIL ASHERMAN:	Well, John, it is very encouraging, and, again, when you look at the macro story out there that I mentioned versus our addressable markets, it is a bit counter-intuitive, if you will.

JOHN ROGERS:	Yeah.

PHIL ASHERMAN:	But we think we are pretty well positioned, and there’s some great discrete opportunities.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

The gaping hole, I think, in the U.S. refining is certainly an issue for most companies because you have got large, very large, big projects on one end, a lot of smaller projects on the other end, but what the U.S. refining market did for our businesses and our industry was provided a pretty good flow of projects in that under 100 million, 50, 75, EPC type of work, which is people are going to have — companies are going to have to address now in another way. So that is an element.

You know, we just looked, and we know that that range is wide, but, when we looked at the consensus estimates and the reports to back that up, we felt the market was reading us pretty well, and we think that the market has us pretty well pegged and understands the variables.

JOHN ROGERS:	Okay. And then, lastly, I mean, given the market environment that we are operating in now, has there been any change in what customers are saying relative to up-front deposits on projects? I mean, is there —

PHIL ASHERMAN:	No, not really because it is a cash flow issue, and we can demonstrate that that is to their advantage in most cases on lump sum jobs. So we still see that.

We have been still fairly successful in negotiating good payment terms on reimbursable projects. So we have not seen any major change in that discussion, keeping in mind that on most of the major projects, the bid slates on these jobs are still fairly — I wouldn’t say they haven’t expanded to huge numbers. They are still the same competitors out there, with the exception of some of the more commoditized portions of the business, Steel Plate Structures and some of the big civil contracts, that sort of thing.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

But, no, we haven’t seen a major change in the contractual terms, although, certainly, we have seen a recasting of cost. You know, if you are talking about engineering, for example, in these major projects, you could be talking 10 to 12 percent of the total. The real opportunity there that the owners have seen in these projects is in the major equipment and the supply side, which is 65 to 70 percent of the cost. So that is really where the time has been focused, I think.

JOHN ROGERS:	Okay. Thank you.

PHIL ASHERMAN:	All right. Thank you, John.

OPERATOR:	Your next question comes from Jamie Cook of Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

JAMIE COOK:	Hi. Good evening.

Just two quick follow up questions. First, Phil, any update on South Hook and the ability to recoup some of the cost of the project?

And then, just a clarification on the shelf registration. You talked about just wanting, you know, more liquidity and strengthening the balance sheet, et cetera, but was this something that you guys are being more proactive about, or is this something, you know — were there customer concerns, I guess, just given the potentials for new award pickup over the next 12 months or so?

PHIL ASHERMAN:	No. Well, let me — I will let Ron give you some detail on shelf registration, but just to give you the principle behind that, that is something that we proactively are doing, not in response to any customer concerns or working capital issues or anything like that. We are just positioning ourselves to what we see as opportunities to grow the company, and that is just one instrument, as you well know, that we can utilize to do that. So I will let Ron talk about that for whatever we need to.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

The South Hook, we don’t typically forecast any additional recoveries through claims or disputes in our forecast. Right now, we are just focused on getting the work done before the end of the year and getting off the job and leaving it in good shape. It’s a good project technically, and you know the commercial side.

So we are working hard to do that, but we don’t have anything in terms of our forecast about major recoveries against the loss.

RON BALLSCHMIEDE:	Yeah. I would just add, Jamie, that, you know, the year is playing out exactly like we thought. We have generated some great returns. Those are what we expected to do in the first half. Our cash balance is growing. Our billion dollar plus, $1.1-billion revolver is there for operational purposes, and frankly, the equity side is as Phil described earlier, really just giving — we don’t want to be left out of any opportunities. So a shelf filing puts us in good position to pull the trigger if we so desire to either build a war chest over time or be ready to do something quickly if the right opportunity makes itself available to us.

JAMIE COOK:	Thanks. I will get in queue.

PHIL ASHERMAN:	Thanks, Jamie.

OPERATOR:	Your next question is from David Yuschak of SMH Capital.

PHIL ASHERMAN:	Good afternoon, David.

DAVID YUSCHAK:	Just on the — as you look at your opportunities that you seem to be encouraged about, for the most part, that’s international versus domestic.

PHIL ASHERMAN:	Correct.

DAVID YUSCHAK:	Okay. And as you look at the beginning of the year when you held to your new business take and objectives, is there anything maybe that’s changing because you guys kind of weighed through the probability of this, that, and the other thing as you go through your project opportunities? Has anything been changing in the mix that, six months later, you are still saying we are going to do this, or is it still kind of concentrated on a few major projects that you need to get —

PHIL ASHERMAN:	Well, I think, as Ron alluded to, the positive is that not a lot has changed since our original forecast. We anticipated many of these larger projects developing. I think the good news in all that is I think virtually all of them are at some level of development. Of course, a couple of them have already been awarded, and, certainly, we are looking forward to our share of that market.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

So not a lot has changed that. If you remember, the first of the year, there is a lot of uncertainty whether a lot of — many of these projects would move forward, whether they be delayed indefinitely, or whether existing backlog projects might be canceled.

So the good news in that report is we have not seen that occur, that the projects are developing as we anticipated, with a caveat that we discussed at the beginning of the year was timing and the lack of predictability that we typically have on major projects on the timing of these contracts, but we are continuing to be encouraged.

You know, the REFICAR contract will be a major refinery expansion for Ecopetrol. Everything we have discussed with that owner and everything that we know about that project, we feel pretty confident that before the end of the year, we can get that to backlog.

We talked about the Kearl project, certainly, is gaining momentum, and a couple of firms, I think Fluor and McDermott have already announced their scope. And as soon as we finish our discussions, we hope to do the same and take that into backlog.

So there’s opportunities, but we know enough about large project — and we’ve got a few of them — that timing, you know, we don’t want to mislead anybody on the timing in terms of its impact on 2009, but we are encouraged by how that is going to look for 2010 and beyond, barring any major issues in the economy, but we are pretty encouraged.

RON BALLSCHMIEDE:	I was just going to add the U.S. is acting as we thought also. We saw that slowdown in 2008, and of the $11 million or so that we spent on restructuring, the vast majority of that is in the United States to reduce our cost to do business here, including exiting a couple of plants which we have finished doing in the second quarter.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

DAVID YUSCHAK:	So, to summarize, the progress that these major projects are moving through, would you say it is more encouraging than what maybe you thought beginning of year, given the dynamics of the — of the economy?

PHIL ASHERMAN:	I would say more encouraging, David. I think, certainly, Jubail is one example that has been moving through the process as predicted, and I think certainly the GASCO project was fairly on tract where we saw that land. And we see probably even more opportunities in terms of increasing FEED work for refining and gas processing projects, at least in our addressable markets, even accelerate than what we had seen or at least what we contemplated at the beginning of the year.

So, again, as I mentioned before, it is fairly counter-intuitive to the macro trends that we all are discussing in the marketplace, but, as far as our addressable markets and our international presence, we are pretty confident we can achieve our targets.

DAVID YUSCHAK:	So do you think in addition to these other major projects, there’s more things you’re maybe seeing out there as well in this addressable market just because of the particular needs?

PHIL ASHERMAN:	Yeah. They perhaps don’t get the visibility, certainly, and we see that in our engineering offices throughout Europe, for example, and Singapore where we are executing very preliminary type work, that are projects that should convert to EPC opportunities in the Middle East as these major refining projects are being awarded to the FEED and PMC contractors. We see vertical cuts of scope, if you will, of some significant size, certainly up to $100 million or so that we are technically and geographically well positioned. So we are seeing some of that.

So I am always — I want to be cautious in today’s environment. I think it is prudent to do that, but, again, we are very encouraged by the momentum that we have seen, at least in the markets that we are positioned to address.

DAVID YUSCHAK :	Okay, thanks. That’s all I got for now. Thanks.

PHIL ASHERMAN:	All right, David. Thank you.

OPERATOR:	Your next question comes from Avi Fisher of BMO Capital Markets.

PHIL ASHERMAN:	Hello, Avi.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

AVI FISHER:	Hi. Hi. Good evening. Thanks for taking my questions.

PHIL ASHERMAN:	Sure.

AVI FISHER:	I had a question, I think it’s directed to Dan, just regarding Lummus revenues. It was much stronger than I had expected, and considering what UOP was talking about the other day, I can’t tell if we have a floor here or if it can get much worse from here. I wonder if you could provide some color on that.

DAN MCCARTHY:	Yeah. We are predicting an increasing rate of new project awards over the second half of the year. So we would hope that this is pretty much the floor for us, and I think that the spread of our business is a little different than theirs. Therefore, the markets we may be working on could be operating to a slightly different cycle.

AVI FISHER:	Got you, okay.

They had specifically talked about sort of a lack of visibility. I mean, what is the source of your expectations, I guess is the way to ask it?

DAN MCCARTHY:	I’m sorry. Could you repeat that?

AVI FISHER:	I’m sorry. They had said there is a lot of lack of visibility right now. Where do you get the confidence that there will be an increased rate of new project awards and catalyst reloads?

DAN MCCARTHY:	Yeah. Basically, most of the catalyst reloads are already committed by this time of year —

AVI FISHER:	Okay.

DAN MCCARTHY:	— because, you know, the lead time in order to manufacture and deliver. So, for the rest of the year, we know the catalyst side very well, and what we are looking at is we are not seeing any sort of decline in the rate of reloads in our area.

AVI FISHER:	Got you.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

DAN MCCARTHY:	In terms of the license prospects, we are by now for 2009, beginning 2010 — we are very well — we are very far along in the proposal activities. So what we are describing is all very sound prospects for which we have inquiries and are very visible, and our visibility tends to be, I would say, about a year out. Beyond that, it sort of weakens.

AVI FISHER:	Got you. All right. I appreciate the color on the Lummus side.

In terms of the GASCO award, I remember reading when GASCO itself put out the press release, they talked about a local worker presence on that contract. Is that different from the last big contract you did from GASCO?

PHIL ASHERMAN:	You mean as far as local content?

AVI FISHER:	Yeah.

PHIL ASHERMAN:	I would have to look at that, Avi, but, certainly, we have got a pretty strong presence over there and have worked with them on multiple projects, as Lasse had mentioned. So I don’t have that certainly as a concern or an issue we would have because, as you know, most of the countries in the Middle East certainly have goals for localization, and we have been pretty successful in that, given our track record, but I don’t see that as a major risk issue for us.

AVI FISHER:	Okay. And I get a feeling, I get a sense, maybe just because of the recent string of new awards, that it feels to me at least that we are kind of at an inflection point where the bookings and backlog are shifting more away from the EPC towards the storage tank business. I wonder if you can comment on that or simply add some color on where you expect your revenue mix to be about a year out, if it should be any different, if it should be weighted more towards SPS and less towards EPC side.

PHIL ASHERMAN:	You know, that’s going to be skewed, I think, by just the award of some of these major projects because, for example, the REFICAR is going to be a multi billion dollar project, of which we’ll have a major scope responsibility. Certainly, LNG regas could skew that in some of the major areas, but Steel Plate Structures has been a great story for this year, as owners are obviously looking to expand their storage facilities, and the other thing, a component of that, is when you look at these large tank farms and, as we said before, the LNG tanks preceding major work on the process units. It allows projects to earn some very good progress credits up front and very early. So that is good for us.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

So we have probably not seen the size and the number of very large tank farms in the Middle East and crude oil terminals around the world in quite a long time. So, in addition to the ones and singles and doubles, as Ron talks about in that business, the development of these crude oil terminals and the tank farms has been a very positive addition.

So the overall addition of work, I think, we have historically looked at around 25, 26 percent of our revenue coming from Steel Plate Structures. You know, we are looking forward now, but I would anticipate that that split is probably not going to be too far off. It may expand to about 35, 40 percent as we go forward, if we get a couple of these really big jobs, but we are looking at some fairly large jobs in the other sectors as well.

So I think the general distribution will be fairly balances. I think probably what you are probably going to see geographically in terms of that balance, though, is a continuing trend of more work somewhere outside the United States.

AVI FISHER:	Well, I mean, correct me if I’m wrong, but any mixture towards SPS is positive margin shifts. Right? I mean, that’s —

PHIL ASHERMAN:	Well, it’s our sweet spot. We certainly see that. So, if as we had discussed in previous calls, any concern about the growing reimbursable market and dilution of margins, that certainly is offset by some of these large projects and our ability to execute and make fairly decent margin off those projects.

AVI FISHER:	I have two very quick questions. Did you say how big the shelf registration was?

RON BALLSCHMIEDE:	It is not sized. It is simply the front-end filing that we will be re-doing if we want to file a supplement to specify what kind of securities and volume we want to do. We haven’t done that yet. This is just the first shelf filing.

AVI FISHER:	Okay. And the second one is when did you — I don’t know if you said this. When do you expect Golden Pass to restart?

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

PHIL ASHERMAN:	Well, we haven’t really stopped. I mean, we’ve had several hundred people continuing to work on that job. What Ron was discussing was that it was not hurricane related — or it was hurricane related, all that, in terms of ongoing — or getting progress on some critical areas, why we continue to reassess and reprice and reestimate the remainder of the job. So the job never really did stop, per se. It was just —

AVI FISHER:	Let me ask it differently.

PHIL ASHERMAN:	All right.

AVI FISHER:	When do you expect to get it back to what it was, the day before the hurricane?

PHIL ASHERMAN:	Well, the owners would like to know that too. [Laughter.]

PHIL ASHERMAN:	But let me just say this, and I will try to be as specific as I can here. There has to be significant quantities of all the materials that we have had to reorder to really to get, in terms of rules of credit, some good progress on that job. We anticipate that we have been reordering. The owner has been reordering. We anticipate that certainly early this quarter, we are going to be able to get to that part where we can start getting some real progress there. So we are working hard towards that.

AVI FISHER:	All right. Well, nice work on the segment, even this quarter, and I will talk to you again soon.

PHIL ASHERMAN:	Thank you very much.

OPERATOR:	Your next question comes from Martin Malloy of Johnson Rice.

PHIL ASHERMAN:	Hello, Marty.

MARTIN MALLOY:	Hello. All my questions have been answered. Congratulations on the quarter.

PHIL ASHERMAN:	Thank you, Marty.
Operator, I think we will conclude the call. I would like to make some summary remarks.

CB&I
Moderator: Philip Asherman
July 28, 2009/5:00 PM ET

OPERATOR:	Yes. Please proceed. This does conclude the Q&A portion of today’s conference. You may now proceed with your concluding remarks.

PHIL ASHERMAN:	Well, thank you, everyone.

We continue to be encouraged by the momentum in our in markets and certainly in our position to capitalize on many of the major opportunities still in front of us. Our earnings have been consistently solid for the past three quarters, and our business model is demonstrating the overall potential to generate increased earnings.

The challenge that remains is generating the top-side growth to offset many of our larger projects and backlog scheduled to complete over the next two years and by our success in continuing to capitalize on the diversity of our company, both geographically and technically. I am confident we can achieve our targets. Thank you for your time today, and that will conclude our call.

OPERATOR:	Thank you for participating in today’s conference. You may now disconnect. - - -